EXHIBIT 10.28

February 21, 2003

John T. Redmond

President and CEO

MGM Grand Resorts

3600 Las Vegas Boulevard, South

Las Vegas, NV 80109

Re: Increase in Scope of Construction of the Borgata

Dear Mr. Redmond:

This letter agreement (“Letter Agreement”) represents the agreement to an increase in the scope of the Facility (as detailed below), to be constructed in accordance with the terms of that certain Operating Agreement (the “Operating Agreement”) of Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co.”) as adopted and amended by that certain Contribution and Adoption Agreement, effective December 13, 2000, by and among Holding Co., MAC, CORP., a New Jersey corporation (“MR Sub”) and Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd Sub”). MR Sub and Boyd Sub are the Members of Holding Co. Unless otherwise defined herein, all capitalized terms in this Letter Agreement shall have the same meaning ascribed to such terms in the Operating Agreement.

The parties hereby agree as follows:

A.    MR Sub and Boyd Sub agree and acknowledge that the following shall represent an increase in the scope of the Facility for purposes of Section 3.3(b)(iii) of the Operating Agreement:

Surface Parking Lot: A surface parking lot to be constructed in material conformity and compliance with those certain plans and specifications described on Exhibit A attached hereto and incorporated herein by this reference (the “Surface Parking Lot”), increasing the aggregate shared Project Costs by no more than Four Million Five Hundred Thousand Dollars ($4,500,000), as more particularly described on Exhibit B attached hereto and incorporated herein by this reference. The Surface Parking Lot shall be constructed by Marina District Development Company, LLC, a New Jersey limited liability company (“MDDC”) upon that certain real property (the “Leased Premises”) that is the subject of a ground lease to be entered into between MDDC and MR Sub concurrently herewith (the “Surface Parking Lot Ground Lease”).

B.    MR Sub and Boyd Sub shall share equally in the increase, if any, in the aggregate Project Costs up to but not exceeding the approved increase in scope as set forth in Section A of this Letter Agreement. As a result of the approved increase in scope of the Facility, the responsibility of Boyd Sub to make additional capital contributions due to cost overruns, pursuant to Section 3.3(b) of the Operating Agreement, shall not be triggered until, and only to the extent that, the aggregate Project Costs exceed One Billion Sixty Seven Million Dollars ($1,067,000,000), which represents One Billion Sixty Two Million Five Hundred Thousand Dollars ($1,062,500,000) plus the amount set forth Section A of this Letter Agreement. Correspondingly, Boyd Sub and MR Sub shall share equally in all In Balance Contributions, if any, required by the provider of Construction Financing to the extent such In Balance Contributions relate to the approved increase in scope as

John T. Redmond

MGM Grand Resorts

February 21, 2003

set forth in this Letter Agreement.

C.    The Surface Parking Lot (including any other use(s) of the Leased Premises permitted under the Surface Parking Lot Ground Lease) shall be considered a part of the Program and the Facility for all purposes under the Operating Agreement, for so long as the Surface Parking Lot Ground Lease shall remain in full force and effect.

D.    MR Sub agrees that the construction of the Surface Parking Lot shall not be deemed to be a change in the location of the Facility or the Employee Parking Lot for purposes of Section 3.2(d)(i) and (ii), respectively, of the Operating Agreement and shall not result in the assessment of environmental remediation costs against MDDC as provided therein.

E.    The parties agree to prepare and execute any amendments to the Operating Agreement or such other documents or instruments as may reasonably be necessary to reflect the terms and provisions of this Letter Agreement, including, but not limited to (i) amending the Operating Agreement to include reference to the Surface Parking Lot Ground Lease; and (ii) amending, to the extent necessary, any existing easement agreements relating to the construction and operation of the Facility.

(signature page follows)

John T. Redmond

MGM Grand Resorts

February 21, 2003

Please indicate your agreement to the terms of this Letter Agreement by countersigning below, where indicated.

Very truly yours,

BOYD GAMING CORPORATION, a Nevada corporation

By:	/s/ ELLIS LANDAU
Its:	Executive Vice President, Treasurer and Chief Financial Officer

BOYD ATLANTIC CITY, INC., a New Jersey corporation

By:	/s/ ELLIS LANDAU
Its:	Vice President, Treasurer and Chief Financial Officer

ACCEPTED AND AGREED TO this 26th day of February, 2003:

MAC, CORP., a New Jersey corporation

By:	/s/ JOHN T. REDMOND
Its:	Chairman of the Board

MIRAGE RESORTS, INCORPORATED, a New Jersey corporation

By:	/s/ GARY N. JACOBS
Its:	Secretary